EXHIBIT 10.5
AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED
PETROLEUM HELICOPTERS, INC.
1995 INCENTIVE COMPENSATION PLAN
     This Amendment No. 2 to the Amended and Restated Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan (the “Plan”) is effective as of November 5, 2010, subject to the condition described in Section I. below.
     WHEREAS, the Board of Directors of PHI, Inc. (the “Company”) wishes to amend the Plan
•	to provide that voting Common Stock may be issued under the Plan only to Al A. Gonsoulin rather than to Carroll W. Suggs;

•	to revise the definition of the term “Change of Control” to provide that a merger, consolidation or other reorganization of the Company shall constitute a “Change of Control” only upon consummation of such transaction rather than upon the approval of such transaction by the Board of Directors of the Company and to make certain other changes to address restricted stock units; and

•	to delete sections of the Plan that imposed restrictions on the transfer of Common Stock and the payment of withholding taxes in Common Stock that were formerly required for compliance with Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), but which are no longer applicable.
     NOW, THEREFORE, the Plan is hereby amended as follows:
I.
     The second sentence of Section 3 of the Plan shall be amended, effective upon the receipt of written notification from NASDAQ that shareholder approval of this amendment is not required under the NASDAQ rules, to read as follows:
     Only Al A. Gonsoulin may be granted Incentives with respect to voting Common Stock.
II.
     Section 12.12 of the Plan entitled “Change of Control” shall be amended to read as follows:
     Change of Control. Notwithstanding anything to the contrary in the Plan, if (i) PHI shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) PHI is to be dissolved or liquidated, (iv) any person or entity, including a “group” as contemplated by section

13(d)(3) of the 1934 Act, other than an employee benefit plan of the Company or a related trust, acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the outstanding shares of PHI’s voting stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of PHI before such election shall cease to constitute a majority of the Board of Directors of PHI (each such event is referred to herein as a “Corporate Change”), then immediately prior to the consummation of any Corporate Change of the type described in clause (i) to (iii) or upon a Corporate Change described in clause (iv) or (v), all outstanding options and SARs shall automatically become fully exercisable, all Incentives shall automatically vest in full and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by the Company, without the necessity of any action by any person. As used in the previous sentence, “immediately prior” to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the participant to take all steps reasonably necessary (i) to exercise any option or SAR fully, and (ii) to deal with the shares purchased or acquired under any Incentive so that all types of shares may be treated in the same manner in connection with the Change of Control as the share of Common Stock of other shareholders. In addition, except as otherwise provided in any Incentive Agreement, no later than (a) 30 days after the approval by the Board of Directors of PHI of any Corporate Change of the type described in clauses (i) to (iii) or (b) 30 days after a Corporate Change of the type described in clause (iv) or (v), the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or committee members), may act to effect one or more of the following alternatives, which may vary among individual participants and which may vary among Incentives held by any individual participant: (1) require that all outstanding options and/or SARs be exercised on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised options and SARs and all rights of participants thereunder shall terminate, (2) provide for mandatory conversion of some or all of the outstanding options, SARs or other rights to receive Common Stock held by some or all participants as of a date, before or after such Corporate Change, specified by the Committee, in which event such options, SARs and other rights to receive Common Stock shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR or other right to receive Common Stock, as defined and calculated below, over the exercise price(s) of such options, SARs or rights, if any, or, in lieu of such cash payment, the issuance of Common Stock having a Fair Market Value equal to such excess, (3) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Incentives then outstanding) or (4) provide that thereafter upon any exercise of an option or SAR theretofore granted or the settlement of any other right to receive Common Stock, the participant shall be entitled to purchase under such option or SAR or receive in settlement of such right, in lieu of the number of shares of Common Stock then covered by such option, SAR or right, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the participant would have been entitled pursuant to the terms of the agreement providing for the merger, consolidation, asset sale, dissolution or other Corporate Change of the type described in clause (i) to (iii) above, if, immediately prior to such Corporate Change, the participant had been the holder of record of the number of shares of Common Stock then covered by such options, SARs or rights. For the purposes of clause (2) above, the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable: (i) the per share price offered to shareholders of PHI in any such merger, consolidation or other organization, determined as of the date of the definitive agreement providing for such transaction, (ii) the price per shall offered to shareholders of PHI in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) in all other events, the Fair Market Value per share of Common Stock into which such options or SARs being converted are exercisable or such rights are to be settled, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, SARs or rights. In the event that the consideration offered to shareholders of PHI in any transaction described herein consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.
III.
     Section 7.2 shall be amended to delete the third sentence, which is no longer required under Section 16 of the 1934 Act.
IV.
     Section 12.3 of the Plan entitled “Non-Transferability of Common Stock,” which is no longer required under Section 16 of the 1934 Act, shall be deleted. All subsequent provisions included in Section 12 shall be renumbered to reflect such deletion.
V.
     Section 12.8(c) of the Plan, which describes tax withholding procedures for participants subject to Section 16 under the 1934 Act and which procedures are no longer required, shall be deleted.
VI.
     The Plan, as amended by Amendment Nos. 1 and 2 shall be restated, if deemed advisable by the officers of the Company
     Executed in Lafayette, Louisiana, this 5th day of November, 2010.

PHI, INC.
By:	/s/ Michael J. McCann
Michael J. McCann
Chief Financial Officer and Secretary

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